Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter 2022 Financial Results

Prepared segment delivers continued, sequential quarterly improvement

SANTA PAULA, Calif., Sept. 1, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the fiscal third quarter ended July 31, 2022.

Note: Third quarter results are presented under new reporting segments, Grown and Prepared. Grown consists of the former Fresh segment while Prepared consists of the former RFG and Foods segments, each of which are now divisions within Prepared.

Third Quarter Financial Overview

●	Total revenue of $342.0 million, a 20% increase from prior year
o	Grown segment revenue increased 28% year-over-year to $207.6 million
o	Prepared segment revenue increased 9% year-over-year to $134.9 million[1]
●	Gross profit of $18.5 million, or 5.4% of revenue, compared to $7.9 million, or 2.8% of revenue, for the year-ago quarter
o	Grown gross profit decreased $0.4 million from prior year to $11.8 million
o	Prepared gross profit increased $11.1 million from prior year to $6.7 million
●	Net income of $1.3 million, or $0.07 per diluted share, compared to net loss of $(13.0) million, or $(0.74) per diluted share, for the same period last year
●	Adjusted net income of $2.9 million, or $0.16 per diluted share, compared to net loss of $(3.0) million, or $(0.17) per diluted share for the year-ago quarter
●	Adjusted EBITDA of $8.1 million, or $0.46 per diluted share compared to $1.0 million, or $0.06 per diluted share for the same period last year
●	Reduced debt balance by $16.3 million

1Prior year periods have been recast to conform to the new segment reporting

Adjusted net income (loss) and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Calavo Growers, Inc.

Third Quarter Highlights

●	Announced the hiring of new Chief Financial Officer Shawn Munsell and SVP & General Manager of Calavo Grown Danny Dumas. Subsequent to quarter end, Helen Kurtz was named SVP & General Manager of Calavo Prepared
●	Subsequent to quarter end, announced official certification and opening of Jalisco Avocado packing facility for the U.S. market
●	Project Uno remains on track as progress was made with pricing initiatives, SKU rationalization, unified procurement, labor efficiencies, freight consolidation and administrative synergies across all business units

Management Commentary

“I am pleased that our teams successfully navigated temporary avocado price volatility that impacted both our Grown and Prepared segments, particularly in July”, said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc. “Despite the volatile conditions, we delivered sequential and year-over-year improvement in our Prepared segment, driven by continued progress across the P&L of Prepared-RFG. However, a temporary but sharp increase in fruit input costs for our guacamole product line suppressed overall Prepared earnings. Avocado input costs declined significantly in August, and we expect margins to normalize during the fourth quarter.

“Avocado supply challenges and price volatility in Mexico also negatively impacted the results of our Grown segment in July as sales volume slowed and sales prices fell faster than we could move our inventories. While our disciplined avocado inventory management practices helped us maintain our targeted gross profit per carton in the quarter, lower than expected volume put pressure on our overall profitability. Conditions in the Grown segment started to recover in August and margins are now tracking toward the historical range of $3-$4 per carton, but volume will remain challenged in the near term.

“I am pleased and excited with the continued progress we are making with our Project Uno initiatives in our Prepared segment as gross margins in Prepared-RFG approached 8% in the quarter, moving closer to our goal of 10 to 12%,” Kocher continued. “As avocado purchase costs decline in Mexico, we have seen a similar decrease in costs for raw product processed in our guacamole product line. As mentioned, we expect margins for this product line to normalize in the fourth quarter as we deplete our higher-cost inventory and begin selling inventory processed from lower-cost fruit.

“We generated strong free cash flow during the third quarter and used it to pay down $16 million in debt, bringing our total debt reduction to $38 million since the end of the first quarter.

Calavo Growers, Inc.

“In the third quarter, we filled key roles on our leadership team including Shawn Munsell as our new Chief Financial Officer and Danny Dumas as our new Senior Vice President & General Manager of Calavo Grown. In August we hired Helen Kurtz as our Senior Vice President & General Manager of Calavo Prepared. Danny and Helen are filling roles held by long time Calavo leaders Robert Wedin and Ron Araiza, respectively, who are both retiring after serving the company for many years, and we thank them for all they’ve done for Calavo. With our new senior management team in place, we are ready to accelerate the development and execution of our strategic vision,” Kocher concluded.

Third Quarter 2022 Consolidated Financial Review

Total revenue for the third quarter 2022 was $342.0 million, compared to $285.0 million for the third quarter 2021, an increase of 20%. Grown segment sales increased 28% and Prepared segment sales increased 9%. The average selling price of avocados in the Company’s Grown segment increased by 63% while volumes were 19% lower than the prior-year period due to the supply constraints in Mexico and intentional steps taken to maintain margins.

Gross profit for the third quarter was $18.5 million, or 5.4% of revenue, compared to $7.9 million, or 2.8% of revenue, for the same period last year.

Selling, general and administrative (SG&A) expenses for the third quarter totaled $16.7 million, or 4.9% of revenue, compared to $12.4 million, or 4.3% of revenue, for the same period last year. SG&A increased due to a $1.7 million impact from certain costs being recategorized as cost of goods sold in the prior year , an increase in incentive compensation expenses and the impact of non-recurring consulting services and recruiting fees related to restructuring efforts.

Net income for the third quarter was $1.3 million, or $0.07 per share. This compares with a net loss of $(13.0) million, or $(0.74) per diluted share, for the same period last year.

Adjusted net income was $2.9 million, or $0.16 per diluted share, compared to adjusted net loss of $(3.0) million, or $(0.17) per diluted share last year.

Adjusted EBITDA was $8.1 million, or $0.46 per diluted share, compared to $1.0 million, or $0.06 per diluted share for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $31.4 million of total debt, which included $25.6 million of borrowings under its line of credit and other long-term obligations and finance leases. We generated improvements in cycle times for accounts receivable, accounts payable and inventories. Cash and cash equivalents (unrestricted) totaled $2.5 million as of July 31, 2022.

Calavo Growers, Inc.

Third Quarter Business Segment Performance

Grown

Third quarter 2022 sales in Calavo’s Grown business segment were $207.6 million, up 28% from $161.6 million for the same period last year. Avocado prices were 63% higher year-over-year and volume 19% lower due to the supply constraints in Mexico and intentional steps taken to maintain margins. Grown segment gross profit for the third quarter of 2022 was $11.8 million, or 5.7% of segment sales, compared to $12.2 million, or 7.6% of segment sales, for the same period last year. The decrease in gross profit was primarily driven by lower volume.

Prepared

Prepared segment sales in the third quarter of 2022 were $134.9 million, up 9% from $124.1 million in the same period last year, benefitting from price increases and mix improvements. Segment gross profit was $6.7 million, increasing more than $3 million sequentially from the second quarter of 2022 and up from a loss of $4.3 million for the same period last year. We have been implementing price increases, SKU optimization, raw product sourcing initiatives, labor productivity projects and freight consolidation to offset increased costs and to improve earnings. Prepared-RFG performed so well that it offset negative margins from Prepared-Foods for the quarter. We expect to see the benefits from these efforts continue in coming quarters.

Outlook

We saw the volatility that negatively affected our results in the third quarter subside in August, and we expect more normal conditions to persist over the balance of the quarter.

In Grown, margins are recovering and tracking toward the historical $3-$4 per carton range. With the recently announced opening of our Jalisco avocado packing facility for exports to the U.S., we are making progress expanding our avocado volume for U.S. and international customers.

In Prepared, we started buying fruit in August for our guacamole line at prices that will generate more normalized gross margins as it flows through inventory over the balance of the quarter. We will continue implementing operating improvements within our Prepared-RFG business as planned, although we typically experience some seasonal softness in the business in the fourth quarter as fruit availability and demand decline.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

Calavo Growers, Inc.

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Calavo Growers, Inc.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (domestic) or 201-493-6780 (international) with conference ID: 13732187. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at Events & Presentations | Calavo Growers, Inc. and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of constant innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of Project Uno initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our foodservice customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our Prepared segment, to offset increases in costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of

Calavo Growers, Inc.

avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel, including personnel that have not yet been hired, and the ability of our future management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact	Media Contact
Julie Kegley, Senior Vice President	Thomas Federl, VP Communications, Marketing & ESG
Financial Profiles, Inc.	Calavo Growers, Inc.
calavo@finprofiles.com	Thomas.Federl@calavo.com
310-622-8246	843-801-4174

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$2,505	$1,885
Restricted cash	961	970
Accounts receivable, net of allowances of $4,429 (2022) and $4,816 (2021)	78,490	78,866
Inventories	36,073	40,757
Prepaid expenses and other current assets	9,216	11,946
Advances to suppliers	12,698	6,693
Income taxes receivable	8,502	11,524
Total current assets	148,445	152,641
Property, plant, and equipment, net	114,481	118,280
Operating lease right-of-use assets	55,838	59,842
Investment in Limoneira Company	21,251	27,055
Investments in unconsolidated entities	3,533	4,346
Deferred income taxes	5,316	5,316
Goodwill	28,653	28,653
Intangibles, net	7,587	8,769
Other assets	45,421	40,500
	$430,525	$445,402
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$35,748	$23,033
Trade accounts payable	11,551	9,794
Accrued expenses	51,672	42,063
Dividend payable	—	20,330
Other current liabilities	11,000	11,000
Current portion of operating leases	6,966	6,817
Current portion of long-term obligations and finance leases	1,517	1,587
Total current liabilities	118,454	114,624
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	25,600	37,700
Long-term operating leases, less current portion	53,437	57,561
Long-term obligations and finance leases, less current portion	4,280	5,553
Other long-term liabilities	2,915	3,081
Total long-term liabilities	86,232	103,895
Commitments and contingencies
Shareholders’ equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,732 and 17,686 shares issued and outstanding as of July 31, 2022 and October 31, 2021, respectively)	18	18
Additional paid-in capital	170,208	168,133
Noncontrolling interest	1,183	1,368
Retained earnings	54,430	57,364
Total shareholders’ equity	225,839	226,883
	$430,525	$445,402

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2022	2021	2022	2021

Net sales	$341,991	$285,008	$947,501	$782,407
Cost of sales	323,477	277,141	894,017	734,101
Gross profit	18,514	7,867	53,484	48,306
Selling, general and administrative	16,713	12,387	48,566	40,374
Expenses related to Mexican tax matters	303	1,342	1,148	1,342
Impairment and charges related to Florida facility closure	—	—	959	—
Gain on sale of Temecula packinghouse	(54)	(54)	(162)	(162)
Operating income (loss)	1,552	(5,808)	2,973	6,752
Recovery on reserve for FreshRealm note receivable and impairment of investment	—	6,000	—	6,130
Interest expense	(485)	(208)	(1,272)	(573)
Other income, net	278	180	1,433	792
Unrealized net gain (loss) on Limoneira shares	1,225	(252)	(5,803)	6,843
Income (loss) before income taxes and loss from unconsolidated entities	2,570	(88)	(2,669)	19,944
Income tax (provision) benefit	(984)	(12,358)	363	(17,073)
Net loss from unconsolidated entities	(269)	(469)	(812)	(1,755)
Net income (loss)	1,317	(12,915)	(3,118)	1,116
Add: Net loss (income) attributable to noncontrolling interest	(17)	(66)	185	21
Net income (loss) attributable to Calavo Growers, Inc.	$1,300	$(12,981)	$(2,933)	$1,137

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.07	$(0.74)	$(0.17)	$0.06
Diluted	$0.07	$(0.74)	$(0.17)	$0.06

Number of shares used in per share computation:
Basic	17,667	17,630	17,661	17,616
Diluted	17,769	17,630	17,661	17,669

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended July 31, 2022
Net sales	$207,589	$134,872	$(470)	$341,991
Cost of sales	195,818	128,129	(470)	323,477
Gross profit	$11,771	$6,743	$—	$18,514

Three months ended July 31, 2021
Net sales	$161,580	$124,100	$(672)	$285,008
Cost of sales	149,378	128,435	(672)	277,141
Gross profit	$12,202	$(4,335)	$—	$7,867

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Nine months ended July 31, 2022
Net sales	$581,171	$367,889	$(1,559)	$947,501
Cost of sales	539,577	355,999	(1,559)	894,017
Gross profit	$41,594	$11,890	$—	$53,484

Nine months ended July 31, 2021
Net sales	$438,725	$345,597	$(1,915)	$782,407
Cost of sales	398,370	337,646	(1,915)	734,101
Gross profit	$40,355	$7,951	$—	$48,306

For the three months ended July 31, 2022 and 2021, intercompany sales and cost of sales of $0.5 million and $0.7 million between Grown products and Prepared products were eliminated. For the nine months ended July 31, 2022 and 2021, intercompany sales and cost of sales of $1.6 million and $1.9 million between Grown products and Prepared products were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2022	2021	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$1,300	$(12,981)	$(2,933)	$1,137
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	269	469	812	1,755
Recovery from FreshRealm and other related expenses (b)	580	(6,000)	580	(5,989)
Acquisition costs (c)	—	—	—	262
Net (gain) loss on Limoneira shares (d)	(1,225)	252	5,803	(6,843)
Rent expense add back (e)	108	108	324	324
Restructure costs - consulting, management recruiting and severance (f)	1,198	125	4,473	810
Mexican tax matters (g)	789	13,815	1,634	13,815
Impairment and charges related to closure of Florida facility (h)	—	—	959	—
Tax impact of adjustments (i)	(163)	1,168	(3,380)	2,332
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$2,856	$(3,044)	$8,272	$7,603

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.07	$(0.74)	$(0.17)	$0.06
Adjusted Diluted EPS	$0.16	$(0.17)	$0.47	$0.43

Number of shares used in per share computation:
Diluted	17,769	17,630	17,726	17,669

(a)	For the three months ended July 31, 2022 and 2021, we realized losses from Agricola Don Memo totaling $0.3 million and $0.5 million. For the nine months ended July 31, 2022 and 2021, we realized losses from Agricola Don Memo totaling less than $0.8 million and $1.8 million.
(b)	In July 2021, as part of the FreshRealm Separation Agreement, FreshRealm paid Calavo the Loan Payoff Amount of $6.0 million, and we recorded the receipt on the statement of operations as a recovery of the reserve for collectability of the FreshRealm note receivable. For the three and nine months ended July 31, 2022, we recognized a return to provision discrete tax expense of $0.6 million due to the finalization of the tax treatment of the loss related to the previously recorded impairment of the investment in FreshRealm.
(c)	For the nine months ended July 31, 2021, we incurred professional service costs related to a considered but non-consummated acquisition.
(d)	For the three months ended July 31, 2022 and 2021, we recorded $1.2 million in unrealized gains and $0.3 million in unrealized losses related to these mark-to-market adjustments, respectively. For the nine months ended July 31, 2022 and 2021, we recorded $5.8 million in unrealized losses and $6.8 million in unrealized gains related to these mark-to-market adjustments, respectively.

Calavo Growers, Inc.

(e)	For the three months ended July 31, 2022 and 2021, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease. For the nine months ended July 31, 2022 and 2021, we incurred $0.3 million related to rent paid for this same corporate office space.
(f)	For the three and nine months ended July 31, 2022, we recorded $1.2 million and $4.5 million of consulting expenses related to an enterprise-wide strategic business review conducted for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. In addition, for the nine months ended July 31, 2022, we recorded $1.4 million of severance accrual related to the Project Uno restructuring. For the nine months ended July 31, 2021, we recorded higher stock-based compensation for the early vesting of restricted stock for the retirement of our former Chief Executive Officer and Board member.
(g)	For the three and nine months ended July 31, 2022, we incurred $0.3 million and $1.1 million of professional fees related to the Mexican tax matters. For the three and nine months ended July 31, 2022, we recognized a return to provision discrete tax expense of $0.5 million due to the finalization of the tax treatment for the final settlement of the 2011 Assessment (see below). See Note 7 to the consolidated condensed financial statements included in our Quarterly Report for further information.

In June 2021, we paid $2.4 million in full settlement of the 2011 Assessment. Of this amount, $1.5 million has been recorded as a discrete item in the Income Tax Provision and $0.9 million is related to Value Added Tax expense and recorded as expenses related to the Mexican tax matters. An additional $0.3 million of related professional fees have also been recorded as expenses related to the Mexican tax matters.

In July 2021, based on our evaluation of the most probable outcomes of the 2013 Assessment, we have recorded an accrual of $11 million in our financial statements as a discrete item in Income Tax Provision. An additional $0.1 million of related professional fees have also been recorded as expenses related to the Mexican tax matters.

(h)	On October 18, 2021, we announced the closure of Prepared’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, Prepared’s Green Cove Springs facility has ceased operations. We incurred $1.0 million of expenses for the nine months ended July 31, 2022, related to the closure of this facility.
(i)	Tax Impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2022	2021	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$1,300	$(12,981)	$(2,933)	$1,137
Interest Income	(136)	31	(402)	(58)
Interest Expense	485	208	1,272	573
Provision (Benefit) for Income Taxes	984	12,358	(363)	17,073
Depreciation & Amortization	4,067	4,554	12,472	12,925
Stock-Based Compensation	754	554	2,123	2,818
EBITDA	$7,454	$4,724	$12,169	$34,468

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	269	469	812	1,755
Net (gain) loss on Limoneira shares (d)	(1,225)	252	5,803	(6,843)
Recovery from FreshRealm and other related expenses (b)	—	(6,000)	—	(5,989)
Rent expense add back (e)	108	108	324	324
Acquisition costs (c)	—	—	—	262
Restructure costs - consulting and management recruiting and severance (f)	1,198	125	4,335	125
Expenses related to Mexican tax matters (g)	303	1,342	1,148	1,342
Impairment and charges related to closure of Florida facility (h)	—	—	929	—
Adjusted EBITDA	$8,107	$1,020	$25,520	$25,444
Adjusted EBITDA per dilutive share	$0.46	$0.06	$1.44	$1.44

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended July 31,		Nine months ended July 31,
	2022	2021	2022	2021
Pounds of avocados sold	79,558	97,886	253,908	296,516
Pounds of processed avocado products sold	5,989	6,766	17,962	18,956
Average sales price per pound - avocados	$2.46	$1.52	$2.11	$1.35
Gross profit per pound - avocados	$0.15	$0.11	$0.15	$0.12
Average sales price per pound – processed avocado products	$3.14	$2.80	$3.06	$2.89
Gross profit (loss) per pound – processed avocado products	$(0.36)	$0.18	$0.10	$0.59